AMENDMENT NO. 15
TO
MASTER INVESTMENT ADVISORY AGREEMENT
          This Amendment dated as of April 30, 2010, amends the Master Investment Advisory Agreement (the “Agreement”) dated June 21, 2000, between AIM Equity Funds, a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.
WITNESSETH:
          WHEREAS, AIM Equity Funds is now named AIM Equity Funds (Invesco Equity Funds); and
          WHEREAS, the following Funds have been renamed:

CURRENT NAME	NEW NAME
AIM Capital Development Fund	Invesco Capital Development Fund
AIM Charter Fund	Invesco Charter Fund
AIM Constellation Fund	Invesco Constellation Fund
AIM Disciplined Equity Fund	Invesco Disciplined Equity Fund
AIM Diversified Dividend Fund	Invesco Diversified Dividend Fund
AIM Large Cap Basic Value Fund	Invesco Large Cap Basic Value Fund
AIM Large Cap Growth Fund	Invesco Large Cap Growth Fund
AIM Summit Fund	Invesco Summit Fund;
          NOW, THEREFORE, the parties agree that;
1.	All references to AIM Equity Funds in the Agreement are hereby deleted and replaced with AIM Equity Funds (Invesco Equity Funds).

2.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“APPENDIX A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement

Invesco Capital Development Fund	June 1, 2000

Invesco Charter Fund	June 1, 2000

Invesco Constellation Fund	June 1, 2000

Invesco Disciplined Equity Fund	July 14, 2009

Invesco Diversified Dividend Fund	December 28, 2001

Invesco Large Cap Basic Value Fund	June 1, 2000

Invesco Large Cap Growth Fund	June 1, 2000

Invesco Summit Fund	April 30, 2008

APPENDIX B
COMPENSATION TO THE ADVISOR
          The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
Invesco Capital Development Fund

Net Assets	Annual Rate

First $350 million	0.75%
Over $350 million	0.625%
Invesco Charter Fund

Net Assets	Annual Rate

First $150 million	0.80%
Over $150 million	0.625%
Invesco Constellation Fund

Net Assets	Annual Rate

First $150 million	0.80%
Over $150 million	0.625%
Invesco Disciplined Equity Fund
Invesco Large Cap Growth Fund

Net Assets	Annual Rate

First $250 million	0.695%
Next $250 million	0.67%
Next $500 million	0.645%
Next $1.5 billion	0.62%
Next $2.5 billion	0.595%
Next $2.5 billion	0.57%
Next $2.5 billion	0.545%
Over $10 billion	0.52%

Invesco Diversified Dividend Fund

Net Assets	Annual Rate

First $350 million	0.60%
Next $350 million	0.55%
Next $1.3 billion	0.50%
Next $2 billion	0.45%
Next $2 billion	0.40%
Next $2 billion	0.375%
Over $8 billion	0.35%
Invesco Large Cap Basic Value Fund

Net Assets	Annual Rate

First $1 billion	0.60%
Over $1 billion to and including $2 billion	0.575%
Over $2 billion	0.55%
Invesco Summit Fund

Net Assets	Annual Rate

First $10 million	1.00%
Over $10 million up to and including $150 million	0.75%
Over $150 million	0.625%”
2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM EQUITY FUNDS (INVESCO EQUITY FUNDS)

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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